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                                                                       EXHIBIT 5

                  [GRAY CARY WARE FREIDENRICH LLP LETTERHEAD]




                                June 22, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

          As legal counsel for Bay Networks, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 2,552,737 shares of the Common Stock, $0.01 par value, of the Company which may be issued pursuant to the exercise of purchase rights granted under the Bay Networks, Inc. 1994 Employee Stock Purchase Plan and 1998 Employee Stock Purchase Plan (the "Plans") and the exercise of options granted under the Netwave Technologies, Inc. Non-Qualified Stock Option Plan and assumed by the Company (the "Options"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

          We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California. Based on such examination, we are of the opinion that the 2,552,737 shares of Common Stock which may be issued upon exercise of purchase rights granted under the Plans and the exercise of the Options are duly authorized shares of the Company's Common Stock, and, when issued against payment of the purchase price therefor in accordance with the provisions of the Plans and the Options, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears therein.

                                         Respectfully submitted,

                                         /s/ Gray Cary Ware & Freidenrich LLP

                                         GRAY CARY WARE & FREIDENRICH LLP